EXHIBIT 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Curtis C. Simard

President and Chief Executive Officer

(207) 288-3314

Bar Harbor Bankshares Earns Sandler O’Neill’s Sm-All Star Award for Financial Performance

BAR HARBOR, Maine (September 30, 2013) – Bar Harbor Bankshares (the “Company”) (NYSE MKT: BHB) the parent company of Bar Harbor Bank & Trust, today announced  it has been named one of the top performing small-capitalization banks in the nation by investment banking firm Sandler O'Neill & Partners. Sandler O'Neill is a New York-based investment banking and advisory firm that specializes in financial institutions.

In its "Class of 2013 Bank and Thrift Sm-All Stars" report, Sandler O'Neill recognized the 31 best performing small-capitalization institutions among a field of 450 publicly traded banks and thrifts in the United States with market capitalization less than $2.5 billion. This was the third time BHB has been recognized with this award since 2008.

"Inclusion among the top banks in the country validates our strategy of achieving long-term sustainable profitability, growth and shareholder value, without sacrificing our Company’s soundness. We were one of only five banks in New England recognized this year, and the only bank headquartered in Maine," stated Curtis C. Simard, Chief Executive Officer. "The commitment to sound banking practices by our experienced and talented team drove the financial variables that led to this important recognition."

Inclusion as a Sm-All Star was based on the Company's absolute performance in each of eight financial variables. To assess fundamental momentum in the evaluation, growth trends in Earnings per Share, Loans and Deposits were evaluated. As a measure of profitability, Return on Average Equity was included. In terms of asset quality, the Nonperforming Assets to Loans plus OREO Ratio and the Net Charge-off Ratio were analyzed. Finally, the Loan Loss Allowance to Nonperforming Assets Ratio, and the Tier 1 Risk-based Capital Ratio were evaluated as an indication of capital and balance sheet strength.

The performance metrics of the selected 31 publicly traded financial institutions were considered exceptional, with the “Class of 2013” delivering bottom line results that were markedly better than the industry as a whole.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Founded in 1887, Bar Harbor Bank & Trust provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.